Exhibit 28(h)(i)(4)

UNIFIED MANAGEMENT ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

SSGA FUNDS MANAGEMENT, INC.

AND

SPDR SERIES TRUST

This Agreement is made as of this 13th day of October, 2026, between SPDR Series Trust (the “Trust”), a Massachusetts business trust, and SSGA Funds Management, Inc. (“SSGA FM”), a Massachusetts corporation.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of separate portfolio series, each having its own investment policies; and

WHEREAS, SSGA FM is in the business of providing management administrative services; and

WHEREAS, the Trust desires to retain SSGA FM to render management administrative services pursuant to this Agreement to the Trust with respect to the series of the Trust listed in Exhibit A to this Agreement (the “Initial Fund”) and such other series subsequently made subject to this Agreement in accordance with paragraph 1(b) (the “Additional Funds”) (the Initial Fund, together with the Additional Funds, being referred to herein as the “Funds”), and SSGA FM is willing to render such services.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Trust and SSGA FM agree as follows:

1.	APPOINTMENT OF SSGA FM FOR MANAGEMENT ADMINISTRATIVE SERVICES.

(a)

Initial Fund: The Trust hereby appoints SSGA FM to provide management administrative services to the Initial Fund for the period and on the terms set forth in this Agreement. SSGA FM accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. The Trust warrants that SSGA FM has been duly appointed to act hereunder. SSGA FM accepts such appointment and agrees to render, or cause to be rendered, such services.

(b)

Additional Funds: In the event that the Trust desires to retain SSGA FM to render management administrative services hereunder with respect to one or more series other than the Initial Fund, it shall so notify SSGA FM in writing, indicating the management administrative services fee to be payable with respect to each Additional Fund. If SSGA FM is willing to render such services, it shall so notify the Trust in writing, whereupon each such Additional Fund shall become a Fund hereunder. In such event, a writing signed by both the Trust and SSGA FM shall be annexed hereto as a part hereof indicating that each such Additional Fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for each such Additional Fund.

(c)

SSGA FM is authorized to and may employ, associate or contract with such person or persons as SSGA FM may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by SSGA FM and that SSGA FM shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

2.

MANAGEMENT ADMINISTRATIVE DUTIES. Subject to the supervision of the Board of Trustees of the Trust (the “Board”), SSGA FM will pay all of the expenses of each Fund of the Trust except for the advisory fee, payments under each Fund’s Rule 12b-1 plan (if any), brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

(a) SSGA FM, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust, By-Laws, and Registration Statement and with the instructions and directions of the Board, provided, however, SSGA FM shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to SSGA FM; and SSGA FM shall conform to and comply with the applicable requirements of the 1940 Act and all other applicable federal or state laws and regulations;

(b) SSGA FM shall promptly communicate to the officers and Trustees of the Trust such information relating as they may reasonably request; and

(c) The management administrative services of SSGA FM to the Trust under this Agreement are not to be deemed exclusive, and SSGA FM shall be free to render similar services to others.

3.

BOOKS AND RECORDS. SSGA FM shall keep certain of the Trust’s books and records. SSGA FM agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request. SSGA FM further agrees to preserve for the periods prescribed by Rule 31a-2 of the Securities and Exchange Commission (the “Commission”) under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) under the 1940 Act. Nothing herein shall prevent SSGA FM from maintaining its own records as required by law, which may be a duplication of the Trust’s records.

4.

REPORTS TO SSGA FM. The Trust agrees to furnish SSGA FM at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer in any way to SSGA FM, if reasonably practicable ten (10) days prior to use thereof and not to use such material if SSGA FM should object thereto in writing within seven (7) days after receipt of such material; provided, however, that SSGA FM hereby approves all uses of its name which merely refer in accurate terms to its appointment as providing management administrative services hereunder, which merely identifies the Trust, or which are required by the Commission or a state securities commission. In the event of termination of this Agreement, the Trust shall, on written request of SSGA FM, forthwith delete any reference to SSGA FM from any materials described in the preceding sentence. The Trust shall furnish or otherwise make available to SSGA FM such other information relating to the business affairs of the Trust as SSGA FM at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

5.

COMPENSATION OF SSGA FM. For the services to be rendered by SSGA FM as provided in this Agreement, the Trust shall pay to SSGA FM such compensation as is designated in Exhibit A to this Agreement, so long as SSGA FM has not waived all or a portion of such compensation.

6.

LIMITATION OF SSGA FM’S LIABILITY. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of SSGA FM in performance of its obligations and duties hereunder, or (b) reckless disregard by SSGA FM of its obligations and duties hereunder, SSGA FM shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

7.	DURATION AND TERMINATION.

(a)

This Agreement shall become effective with respect to the Initial Fund on the date hereof, or, with respect to any Additional Fund, on the date of the written notification specified in Section 1(b). This Agreement, unless sooner terminated as provided herein, shall continue for the Initial Fund for a period ending one year following the last renewal by the Board of the Investment Advisory Agreement between SSGA FM and Trust, with respect to the Initial Fund, and for each Additional Fund for a period ending one year following the last renewal by the Board of the Investment Advisory Agreement between SSGA FM and Trust, with respect to the Additional Fund, or for one year following the effective date of this Agreement with respect to the Additional Fund if the Additional Fund was not subject to the Investment Advisory Agreement between SSGA FM and Trust prior to the effective date of this Agreement. Thereafter, this Agreement shall continue for periods of one year so long as such continuance is specifically approved at least annually by the Board, including by the vote of a majority of those members of the Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)

This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board or by the majority vote of either the entire Board or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may also be terminated by SSGA FM on 90 days’ written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

8.	CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts and any applicable federal law.

9.

LIMITATION OF LIABILITY. The Amended and Restated Declaration of Trust filed on September 6, 2000, as amended on August 1, 2007, and as further amended on February 20, 2025, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name SPDR Series Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

IN WITNESS WHEREOF, the due execution hereof as of the date first above written.

SPDR SERIES TRUST

By:	/s/ Ann Carpenter
Name: Ann Carpenter
Title: President

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Jeanne LaPorta
Name: Jeanne LaPorta
Title: President